Exhibit 23.4

Consent of Independent Auditors

We consent to the inclusion in the Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (File No. 333-217578) (the "Registration Statement"), of Procaccianti Hotel REIT, Inc. (the "Company") of our report dated June 27, 2018 relating to the financial statements of Grand Traverse Hotel Properties, LLC d/b/a Hotel Indigo, which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of income, members’ capital and cash flows for the years then ended, and the related notes to the financial statements, and to the reference to us, under the caption "Experts" in this Registration Statement.

/s/ Blum, Shapiro & Company, P.C.

Cranston, Rhode Island
November 9, 2018